EXHIBIT 21.1
SUBSIDIARIES OF AMERICAN ACHIEVEMENT GROUP HOLDING CORP., AAC GROUP HOLDING
CORP. AND AMERICAN ACHIEVEMENT CORPORATION
American Achievement Group Holding Corp.
AAC Group Holding Corp.
AAC Holding Corp.
American Achievement Corporation
American Achievement Corporation Subsidiaries:
Commemorative Brands, Inc.
Pulidos de Juarez, S.A. de C.V.
CBI North America, Inc.
Taylor Senior Holding Corp.
Taylor Holding Corp.
Taylor Publishing Company
Taylor Publishing Manufacturing, L.P.
Taylor Manufacturing Holdings, LLC
Educational Communications, Inc.